Exhibit 99.1
Ellington Financial Inc. Reports First Quarter 2024 Results
OLD GREENWICH, Connecticut—May 7, 2024
Ellington Financial Inc. (NYSE: EFC) ("we," "us," or "our") today reported financial results for the quarter ended March 31, 2024.
Highlights
•Net income attributable to common stockholders of $26.9 million, or $0.32 per common share.1
◦$43.0 million, or $0.51 per common share, from the investment portfolio.
▪$40.9 million, or $0.48 per common share, from the credit strategy.
▪$2.1 million, or $0.03 per common share, from the Agency strategy.
◦$8.7 million, or $0.10 per common share, from Longbridge.
•Adjusted Distributable Earnings2 of $23.7 million, or $0.28 per common share.
•Book value per common share as of March 31, 2024 of $13.69, including the effects of dividends of $0.43 per common share for the quarter.
•Dividend yield of 13.3% based on the May 6, 2024 closing stock price of $11.71 per share, and monthly dividend of $0.13 per common share declared on May 7, 2024.
•Recourse debt-to-equity ratio3 of 1.8:1 as of March 31, 2024, adjusted for unsettled purchases and sales. Including all non-recourse borrowings, which primarily consist of securitization-related liabilities, debt-to-equity ratio of 8.3:14.
•Cash and cash equivalents of $187.5 million as of March 31, 2024, in addition to other unencumbered assets of $544.5 million.
First Quarter 2024 Results
"Steady performance from our non-QM and residential transition loan businesses, together with strong returns from our secondary CLO, CMBS, and non-Agency RMBS portfolios, drove Ellington Financial's first quarter results," said Laurence Penn, Chief Executive Officer and President.
"We continue to focus on deploying the uninvested capital we held at year end following the closing of the Arlington merger. Our credit portfolio grew sequentially during the first quarter, driven by an expanding RTL portfolio and opportunistic CLO purchases. We also grew our commercial mortgage bridge loan portfolio, after five consecutive quarters of payoffs exceeding new originations in that portfolio. With borrowers finally more realistic about commercial real estate property valuations, we are seeing strong origination flow from our affiliate Sheridan, which has also sourced two NPLs for us so far in 2024.
"We also achieved some key portfolio objectives during the quarter. First, we successfully completed our inaugural securitization of proprietary reverse mortgage loans from Longbridge, thereby converting repo financing into term, non-mark-to-market financing at attractive terms. We expect that this securitization marks the beginning of an ongoing program for our proprietary reverse mortgage business, similar to the program we have established in our non-QM businesses. Second, we continued to cull lower-yielding securities from our portfolio, selling Agency and non-Agency RMBS and CMBS in order to free up capital for higher yielding opportunities. The culling of these securities, which are generally financed with higher leverage, drove down our overall leverage ratios, despite the capital deployment mentioned above.
"Following quarter-end, we completed our first non-QM securitization of the year, taking advantage of the tightest yield spreads we've seen in the past two years, and booking a significant gain as a result.
"We continue to work hard to get more fully invested in our higher-yielding strategies, drive origination profits at Longbridge, and work through the few sub-performing loans in our commercial bridge loan portfolio, as we build back up Adjusted Distributable Earnings. We continue to be patient on deployment, balancing the dual goals of growing earnings in the near term while preserving dry powder to capitalize on opportunistic situations as they arise."
1 Includes $(24.8) million of preferred dividends accrued and certain corporate/other income and expense items not attributed to either the investment portfolio or Longbridge segments.
2 Adjusted Distributable Earnings is a non-GAAP financial measure. See "Reconciliation of Net Income (Loss) to Adjusted Distributable Earnings" below for an explanation regarding the calculation of Adjusted Distributable Earnings.
3 Excludes U.S. Treasury securities and repo borrowings at certain unconsolidated entities that are recourse to us. Including such borrowings, our debt-to-equity ratio, adjusted for unsettled purchases and sales, based on total recourse borrowings was 2.0:1 as of March 31, 2024.
4 Excludes U.S. Treasury securities and repo borrowings at certain unconsolidated entities.

Financial Results
Investment Portfolio Summary
Our investment portfolio generated net income attributable to common stockholders of $43.0 million, consisting of $40.9 million from the credit strategy and $2.1 million from the Agency strategy.
Credit Performance
Our total long credit portfolio, excluding non-retained tranches of consolidated non-QM securitization trusts, increased to $2.80 billion as of March 31, 2024, from $2.74 billion as of December 31, 2023. The increase was driven primarily by larger residential transition loan and commercial mortgage bridge loan portfolios, where net originations exceeded principal paydowns, and net purchases of corporate CLOs. A portion of the increase was offset by a smaller non-QM loan portfolio, where principal paydowns and loan sales exceeded net originations, and net sales of non-Agency RMBS and CMBS.
Strong net interest income5 and net gains on non-Agency RMBS, interest rate hedges, and investments in loan originators drove the positive results in the credit strategy in the first quarter. These gains were partially offset by net losses on credit hedges, negative operating income on certain commercial non-performing mortgage loans and REO, and net losses on residential REO liquidations. We also had a net loss on the Great Ajax common shares we had purchased in connection with last year's terminated merger, which was partially offset by a net gain on the fixed payer interest rate swap hedges that we hold against those shares.
In addition, we saw a further uptick in delinquencies in our residential and commercial mortgage loan portfolios, and while those portfolios continue to experience low levels of realized credit losses and strong overall credit performance, we are monitoring developments closely and diligently working out a handful of non-performing commercial mortgage assets. Loans in non-accrual status, as well as negative operating income on certain REOs, continued to weigh on our Adjusted Distributable Earnings during the quarter.
During the quarter, the net interest margin6 on our credit portfolio increased to 2.86% from 2.66%, driven by higher asset yields, partially offset by a higher cost of funds. We continued to benefit from positive carry on our interest rate swap hedges, where we overall receive a higher floating rate and pay a lower fixed rate.
Agency Performance
Our total long Agency RMBS portfolio decreased by 22% quarter over quarter to $662.6 million, driven by net sales, principal repayments, and net realized and unrealized losses.
Despite lower interest rate volatility during the quarter, Agency RMBS lagged a broader rally in credit as market consensus for the timing of the first Federal Reserve rate cut was pushed back. This drove interest rates higher across the yield curve and pressured yield spreads on Agency RMBS, particularly in February and particularly for lower coupons. While Agency yield spreads did recover meaningfully in March, driven by lower volatility and capital inflows, overall for the quarter Agency RMBS generated a modestly negative excess return to U.S. Treasuries. Despite the negative excess return, our Agency portfolio was profitable for the quarter, as net gains on our interest rate hedges exceeded net realized and unrealized losses on our pools and negative net interest income.
Average pay-ups on our specified pools increased to 0.89% as of March 31, 2024, as compared to 0.84% as of December 31, 2023.
During the quarter, the asset yields on our Agency RMBS increased while our borrowing costs were roughly unchanged. At the same time, we continued to benefit from positive carry on our interest rate swap hedges, where we overall receive a higher floating rate and pay a lower fixed rate, and the impact of this benefit increased quarter over quarter. As a result, the net interest margin5 on our Agency RMBS, excluding the Catch-up Amortization Adjustment, increased to 1.50% from 0.69% quarter over quarter.
Longbridge Summary
Our Longbridge portfolio generated net income attributable to common stockholders of $8.7 million for the first quarter, driven by positive results from servicing and net gains on interest rate hedges. In originations, improved gain-on-sale margins in HECM, driven by tighter HECM yield spreads, were mostly offset by a decline in overall origination volumes. Tighter HECM
5 Excludes any interest income and interest expense items from interest rate hedges, net credit hedges and other activities, net.
6 Net interest margin represents the weighted average asset yield less the weighted average secured financing cost of funds on such assets. It also includes the effect of actual and accrued periodic payments on interest rate swaps used to hedge the assets.

yield spreads also led to net gains on the HMBS MSR Equivalent7, as well as improved execution on tail securitizations, which contributed to the positive results from servicing. Partially offsetting these gains were net losses on proprietary loans.
Our Longbridge portfolio, excluding non-retained tranches of a consolidated securitization trust, decreased by 20% sequentially to $441.0 million as of March 31, 2024, driven primarily by the successful completion of our inaugural proprietary reverse mortgage loan securitization.
Corporate/Other Summary
Our results for the quarter also reflect a net loss, driven by the increase in interest rates, on the fixed receiver interest rate swaps that we use to hedge the fixed payments on both our unsecured long-term debt and our preferred equity, partially offset by a net gain on our senior notes, also driven by the increase in interest rates.
Credit Portfolio(1)
The following table summarizes our credit portfolio holdings as of March 31, 2024 and December 31, 2023:

	March 31, 2024		December 31, 2023
($ in thousands)	Fair Value	%	Fair Value	%
Dollar denominated:
CLOs(2)	$59,243	1.4%	$33,920	0.8%
CMBS	22,393	0.5%	45,432	1.1%
Commercial mortgage loans and REO(3)(4)	366,320	8.7%	330,296	7.9%
Consumer loans and ABS backed by consumer loans(2)	83,194	2.0%	83,130	2.0%
Other loans and ABS(5)	19,674	0.5%	10,314	0.3%
Corporate debt and equity and corporate loans	31,140	0.8%	29,720	0.7%
Debt and equity investments in loan origination-related entities(6)	35,967	0.9%	38,528	0.9%
Non-Agency RMBS	210,132	5.0%	253,522	6.1%
Non-QM loans and retained non-QM RMBS(7)	1,989,390	47.3%	2,037,914	48.9%
Residential transition loans and other residential mortgage loans and REO(3)	1,199,246	28.5%	1,113,816	26.8%
Forward MSR-related investments	160,009	3.8%	163,336	3.9%
Non-Dollar denominated:
CLOs(2)	5,496	0.1%	4,234	0.1%
Corporate debt and equity	185	—%	189	—%
RMBS(8)	20,423	0.5%	19,674	0.5%
Total long credit portfolio	$4,202,812	100.0%	$4,164,025	100.0%
Less: Non-retained tranches of consolidated securitization trusts	1,407,035		1,424,804
Total long credit portfolio excluding non-retained tranches of consolidated securitization trusts	$2,795,777		$2,739,221
(1)This information does not include U.S. Treasury securities, securities sold short, or financial derivatives.
(2)Includes equity investments in securitization-related vehicles.
(3)In accordance with U.S. GAAP, REO is not considered a financial instrument and as a result is included at the lower of cost or fair value.
(4)Includes equity investments in unconsolidated entities holding commercial mortgage loans and REO.
(5)Includes equity investment in an unconsolidated entity which purchases certain other loans for eventual securitization.
(6)Includes corporate loans to certain loan origination entities in which we hold an equity investment.
(7)Retained non-QM RMBS represents RMBS issued by non-consolidated Ellington-sponsored non-QM loan securitization trusts, and interests in entities holding such RMBS.
(8)Includes an equity investment in an unconsolidated entity holding European RMBS.
7 HMBS assets are consolidated for GAAP reporting purposes, and HMBS-related obligations are accounted for on the balance sheet as secured borrowings. The fair value of HMBS assets less the fair value of the HMBS-related obligations approximate fair value of the HMBS MSR Equivalent.

Agency RMBS Portfolio
The following table(1) summarizes our Agency RMBS portfolio holdings as of March 31, 2024 and December 31, 2023:

	March 31, 2024		December 31, 2023
($ in thousands)	Fair Value	%	Fair Value	%
Long Agency RMBS:
Fixed rate	$609,806	92.0%	$798,211	93.5%
Floating rate	5,043	0.8%	5,130	0.6%
Reverse mortgages	36,912	5.6%	37,171	4.4%
IOs	10,811	1.6%	12,712	1.5%
Total long Agency RMBS	$662,572	100.0%	$853,224	100.0%
(1)This information does not include U.S. Treasury securities, securities sold short, or financial derivatives.
Longbridge Portfolio
Longbridge originates reverse mortgage loans, including home equity conversion mortgage loans, or "HECMs," which are insured by the FHA and which are eligible for inclusion in GNMA-guaranteed HECM-backed MBS, or "HMBS." Upon securitization, the HECMs remain on our balance sheet under GAAP, and Longbridge retains the mortgage servicing rights associated with the HMBS, or the "HMBS MSR Equivalent." Longbridge also originates "proprietary reverse mortgage loans," which are not insured by the FHA, and Longbridge has typically retained the associated MSRs. We have securitized some of the proprietary reverse mortgage loans originated by Longbridge, and we have retained certain of the securitization tranches in compliance with credit risk retention rules. The following table(1) summarizes loan-related assets in the Longbridge segment as of March 31, 2024 and December 31, 2023:

	March 31, 2024	December 31, 2023
	(In thousands)
HMBS assets(2)	$8,713,835	$8,511,682
Less: HMBS liabilities	(8,619,463)	(8,423,235)
HMBS MSR Equivalent	94,372	88,447
Unsecuritized HECM loans(3)	111,617	102,553
Proprietary reverse mortgage loans(4)	365,372	329,575
Reverse MSRs	29,889	29,580
Unsecuritized REO	2,228	2,219
Total	603,478	552,374
Less: Non-retained tranches of consolidated securitization trust	(162,482)	—
Total, excluding non-retained tranches of consolidated securitization trust	$440,996	$552,374
(1)This information does not include financial derivatives or loan commitments.
(2)Includes HECM loans, related REO, and claims or other receivables.
(3)As of March 31, 2024, includes $9.3 million of active HECM buyout loans, $9.4 million of inactive HECM buyout loans, and $4.5 million of other inactive HECM loans. As of December 31, 2023, includes $6.9 million of active HECM buyout loans, $10.2 million of inactive HECM buyout loans, and $4.9 million of other inactive HECM loans.
(4)Includes $184.9 million of securitized proprietary reverse mortgage loans and $4.7 million of cash held in a securitization reserve fund.
The following table summarizes Longbridge's origination volumes by channel for the three-month periods ended March 31, 2024 and December 31, 2023:

($ In thousands)	March 31, 2024			December 31, 2023
Channel	Units	New Loan Origination Volume(1)	% of New Loan Origination Volume	Units	New Loan Origination Volume(1)	% of New Loan Origination Volume
Retail	381	$51,639	25%	363	$47,868	18%
Wholesale and correspondent	983	153,246	75%	1,223	214,314	82%
Total	1,364	$204,885	100%	1,586	$262,182	100%
(1)Represents initial borrowed amounts on reverse mortgage loans.

Financing
Our recourse debt-to-equity ratio3 decreased to 1.8:1 at March 31, 2024 from 2.0:1 at December 31, 2023. The decline was primarily driven by an increase in shareholders' equity, a decline in borrowings on our smaller Agency RMBS portfolio, and a decrease in recourse borrowings related to the securitization of proprietary reverse mortgage loans in March; such securitization financing is consolidated non-recourse debt. Our overall debt-to-equity ratio4 also decreased during the quarter, to 8.3:1 as of March 31, 2024, as compared to 8.4:1 as of December 31, 2023.
The following table summarizes our outstanding borrowings and debt-to-equity ratios as of March 31, 2024 and December 31, 2023:

	March 31, 2024		December 31, 2023
	Outstanding Borrowings(1)	Debt-to-Equity Ratio(2)	Outstanding Borrowings(1)	Debt-to-Equity Ratio(2)
	(In thousands)		(In thousands)
Recourse borrowings(3)(4)	$2,996,346	1.9:1	$3,510,945	2.3:1
Non-recourse borrowings(4)	10,188,612	6.6:1	9,847,903	6.4:1
Total Borrowings	$13,184,958	8.5:1	$13,358,848	8.7:1
Total Equity	$1,553,156		$1,535,612
Recourse borrowings excluding U.S. Treasury securities, adjusted for unsettled purchases and sales		1.8:1		2.0:1
Total borrowings excluding U.S. Treasury securities, adjusted for unsettled purchases and sales		8.3:1		8.4:1
(1)Includes borrowings under repurchase agreements, other secured borrowings, other secured borrowings, at fair value, and unsecured debt, at par.
(2)Recourse and overall debt-to-equity ratios are computed by dividing outstanding recourse and overall borrowings, respectively, by total equity. Debt-to-equity ratios do not account for liabilities other than debt financings.
(3)Excludes repo borrowings at certain unconsolidated entities that are recourse to us. Including such borrowings, our debt-to-equity ratio based on total recourse borrowings is 2.0:1 and 2.4:1 as of March 31, 2024 and December 31, 2023, respectively.
(4)All of our non-recourse borrowings are secured by collateral. In the event of default under a non-recourse borrowing, the lender has a claim against the collateral but not any of the other assets held by us or our consolidated subsidiaries. In the event of default under a recourse borrowing, the lender's claim is not limited to the collateral (if any).

The following table summarizes our operating results by strategy for the three-month period ended March 31, 2024:

	Investment Portfolio			Longbridge	Corporate/Other	Total	Per Share
(In thousands except per share amounts)	Credit	Agency	Investment Portfolio Subtotal
Interest income and other income (1)	$84,269	$7,069	$91,338	$12,132	$1,877	$105,347	$1.24
Interest expense	(43,121)	(9,763)	(52,884)	(8,558)	(4,597)	(66,039)	(0.77)
Realized gain (loss), net	(6,379)	(12,154)	(18,533)	—	—	(18,533)	(0.22)
Unrealized gain (loss), net	3,466	797	4,263	(8,356)	1,829	(2,264)	(0.03)
Net change from reverse mortgage loans and HMBS obligations	—	—	—	27,515	—	27,515	0.32
Earnings in unconsolidated entities	2,226	—	2,226	—	—	2,226	0.03
Interest rate hedges and other activity, net(2)	8,259	16,123	24,382	15,712	(5,538)	34,556	0.41
Credit hedges and other activities, net(3)	(4,449)	—	(4,449)	(592)	—	(5,041)	(0.06)
Income tax (expense) benefit	—	—	—	—	(61)	(61)	—
Investment related expenses	(2,973)	—	(2,973)	(10,263)	—	(13,236)	(0.16)
Other expenses	(170)	—	(170)	(18,836)	(11,413)	(30,419)	(0.36)
Net income (loss)	41,128	2,072	43,200	8,754	(17,903)	34,051	0.40
Dividends on preferred stock	—	—	—	—	(6,654)	(6,654)	(0.08)
Net (income) loss attributable to non-participating non-controlling interests	(185)	—	(185)	(38)	(4)	(227)	—
Net income (loss) attributable to common stockholders and participating non-controlling interests	40,943	2,072	43,015	8,716	(24,561)	27,170	0.32
Net (income) loss attributable to participating non-controlling interests	—	—	—	—	(255)	(255)	—
Net income (loss) attributable to common stockholders	$40,943	$2,072	$43,015	$8,716	$(24,816)	$26,915	$0.32
Net income (loss) attributable to common stockholders per share of common stock	$0.48	$0.03	$0.51	$0.10	$(0.29)	$0.32
Weighted average shares of common stock and convertible units(4) outstanding						85,269
Weighted average shares of common stock outstanding						84,468
(1)Other income primarily consists of rental income on real estate owned, loan origination fees, and servicing income.
(2)Includes U.S. Treasury securities, if applicable.
(3)Other activities include certain equity and other trading strategies and related hedges, and net realized and unrealized gains (losses) on foreign currency.
(4)Convertible units include Operating Partnership units attributable to participating non-controlling interests.

The following table summarizes our operating results by strategy for the three-month period ended December 31, 2023:

	Investment Portfolio			Longbridge	Corporate/Other	Total	Per Share
(In thousands except per share amounts)	Credit	Agency	Investment Portfolio Subtotal
Interest income and other income (1)	$74,769	$11,580	$86,349	$10,930	$1,996	$99,275	$1.38
Interest expense	(43,503)	(12,923)	(56,426)	(7,819)	(3,454)	(67,699)	(0.94)
Realized gain (loss), net(2)	(19,064)	(11,075)	(30,139)	(27)	28,175	(1,991)	(0.03)
Unrealized gain (loss), net	28,364	57,043	85,407	15,661	(5,604)	95,464	1.32
Net change from reverse mortgage loans and HMBS obligations	—	—	—	28,903	—	28,903	0.40
Earnings in unconsolidated entities	2,547	—	2,547	—	—	2,547	0.04
Interest rate hedges and other activity, net(3)	(20,238)	(30,067)	(50,305)	(25,684)	9,730	(66,259)	(0.92)
Credit hedges and other activities, net(4)	(4,525)	—	(4,525)	—	1,463	(3,062)	(0.04)
Income tax (expense) benefit	—	—	—	—	(129)	(129)	—
Investment related expenses	(3,169)	—	(3,169)	(6,386)	—	(9,555)	(0.13)
Other expenses(5)	(1,877)	—	(1,877)	(18,940)	(37,352)	(58,169)	(0.81)
Net income (loss)	13,304	14,558	27,862	(3,362)	(5,175)	19,325	0.27
Dividends on preferred stock	—	—	—	—	(6,104)	(6,104)	(0.08)
Net (income) loss attributable to non-participating non-controlling interests	(586)	—	(586)	6	(5)	(585)	(0.01)
Net income (loss) attributable to common stockholders and participating non-controlling interests	12,718	14,558	27,276	(3,356)	(11,284)	12,636	0.18
Net (income) loss attributable to participating non-controlling interests	—	—	—	—	(139)	(139)	—
Net income (loss) attributable to common stockholders	$12,718	$14,558	$27,276	$(3,356)	$(11,423)	$12,497	$0.18
Net income (loss) attributable to common stockholders per share of common stock	$0.18	$0.20	$0.38	$(0.04)	$(0.16)	$0.18
Weighted average shares of common stock and convertible units(6) outstanding						72,136
Weighted average shares of common stock outstanding						71,338
(1)Other income primarily consists of rental income on real estate owned, loan origination fees, and servicing income.
(2)In Corporate/Other, represents the $28.2 million bargain purchase gain related to the Arlington Merger.
(3)Includes U.S. Treasury securities, if applicable.
(4)Other activities include certain equity and other trading strategies and related hedges, and net realized and unrealized gains (losses) on foreign currency.
(5)In Corporate/Other, includes Arlington merger-related expenses of $22.1 million.
(6)Convertible units include Operating Partnership units attributable to participating non-controlling interests.
About Ellington Financial
Ellington Financial invests in a diverse array of financial assets, including residential and commercial mortgage loans and mortgage-backed securities, reverse mortgage loans, mortgage servicing rights and related investments, consumer loans, asset-backed securities, collateralized loan obligations, non-mortgage and mortgage-related derivatives, debt and equity investments in loan origination companies, and other strategic investments. Ellington Financial is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group, L.L.C.

Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Wednesday, May 8, 2024, to discuss our financial results for the quarter ended March 31, 2024. To participate in the event by telephone, please dial (800) 343-5419 at least 10 minutes prior to the start time and reference the conference ID EFCQ124. International callers should dial (203) 518-9731 and reference the same conference ID. The conference call will also be webcast live over the Internet and can be accessed via the "For Investors" section of our web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on our website at www.ellingtonfinancial.com under "For Investors—Presentations."
A dial-in replay of the conference call will be available on Wednesday, May 8, 2024, at approximately 2:00 p.m. Eastern Time through Wednesday, May 15, 2024 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (888) 562-0902. International callers should dial (402) 220-7344. A replay of the conference call will also be archived on our web site at www.ellingtonfinancial.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek" or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Forward-looking statements are based on our beliefs, assumptions and expectations of our future operations, business strategies, performance, financial condition, liquidity and prospects, taking into account information currently available to us. These beliefs, assumptions, and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, results of operations and strategies may vary materially from those expressed or implied in our forward-looking statements. The following factors are examples of those that could cause actual results to vary from our forward-looking statements: changes in interest rates and the market value of our investments, market volatility, changes in mortgage default rates and prepayment rates, our ability to borrow to finance our assets, changes in government regulations affecting our business, our ability achieve the cost savings and efficiencies, operating efficiencies, synergies and other benefits, including the increased scale, and avoid potential business disruption from our recently completed merger with Arlington Asset Investment Corp., our ability to maintain our exclusion from registration under the Investment Company Act of 1940, our ability to maintain our qualification as a real estate investment trust, or "REIT," and other changes in market conditions and economic trends, such as changes to fiscal or monetary policy, heightened inflation, slower growth or recession, and currency fluctuations. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of our Annual Report on Form 10-K, which can be accessed through our website at www.ellingtonfinancial.com or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON FINANCIAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three-Month Period Ended
	March 31, 2024	December 31, 2023
(In thousands, except per share amounts)
NET INTEREST INCOME
Interest income	$101,520	$98,690
Interest expense	(70,464)	(70,699)
Total net interest income	31,056	27,991
Other Income (Loss)
Realized gains (losses) on securities and loans, net	(17,208)	(22,475)
Realized gains (losses) on financial derivatives, net	3,478	9,437
Realized gains (losses) on real estate owned, net	(1,372)	(3,773)
Unrealized gains (losses) on securities and loans, net	5,573	147,273
Unrealized gains (losses) on financial derivatives, net	30,365	(81,957)
Unrealized gains (losses) on real estate owned, net	(679)	2,710
Unrealized gains (losses) on other secured borrowings, at fair value, net	(12,524)	(52,687)
Unrealized gains (losses) on unsecured borrowings, at fair value	1,829	(1,954)
Net change from reverse mortgage loans, at fair value	205,497	208,661
Net change related to HMBS obligations, at fair value	(177,982)	(179,758)
Bargain purchase gain	—	28,175
Other, net	7,508	2,988
Total other income (loss)	44,485	56,640
EXPENSES
Base management fee to affiliate, net of rebates	5,730	5,660
Investment related expenses:
Servicing expense	5,688	5,328
Debt issuance costs related to Other secured borrowings, at fair value	3,113	—
Other	4,435	4,227
Professional fees	2,970	7,411
Compensation and benefits	14,643	33,173
Other expenses	7,076	11,925
Total expenses	43,655	67,724
Net Income (Loss) before Income Tax Expense (Benefit) and Earnings from Investments in Unconsolidated Entities	31,886	16,907
Income tax expense (benefit)	61	129
Earnings (losses) from investments in unconsolidated entities	2,226	2,547
Net Income (Loss)	34,051	19,325
Net Income (Loss) attributable to non-controlling interests	482	724
Dividends on preferred stock	6,654	6,104
Net Income (Loss) Attributable to Common Stockholders	$26,915	$12,497
Net Income (Loss) per Common Share:
Basic and Diluted	$0.32	$0.18
Weighted average shares of common stock outstanding	84,468	71,338
Weighted average shares of common stock and convertible units outstanding	85,269	72,136

ELLINGTON FINANCIAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
(In thousands, except share and per share amounts)	March 31, 2024	December 31, 2023(1)
ASSETS
Cash and cash equivalents	$187,467	$228,927
Restricted cash	6,343	1,618
Securities, at fair value	1,328,848	1,518,377
Loans, at fair value	12,644,232	12,306,636
Loan commitments, at fair value	3,917	2,584
Forward MSR-related investments, at fair value	160,009	163,336
Mortgage servicing rights, at fair value	29,889	29,580
Investments in unconsolidated entities, at fair value	125,366	116,414
Real estate owned	19,999	22,085
Financial derivatives–assets, at fair value	150,343	143,996
Reverse repurchase agreements	183,607	173,145
Due from brokers	17,099	51,884
Investment related receivables	200,059	480,249
Other assets	75,422	77,099
Total Assets	$15,132,600	$15,315,930
LIABILITIES
Securities sold short, at fair value	$165,118	$154,303
Repurchase agreements	2,517,747	2,967,437
Financial derivatives–liabilities, at fair value	40,425	61,776
Due to brokers	62,646	62,442
Investment related payables	32,329	37,403
Other secured borrowings	180,918	245,827
Other secured borrowings, at fair value	1,569,149	1,424,668
HMBS-related obligations, at fair value	8,619,463	8,423,235
Unsecured borrowings, at fair value	270,936	272,765
Base management fee payable to affiliate	5,730	5,660
Dividend payable	15,168	11,528
Interest payable	25,177	22,933
Accrued expenses and other liabilities	74,638	90,341
Total Liabilities	13,579,444	13,780,318
EQUITY
Preferred stock, par value $0.001 per share, 100,000,000 shares authorized; 14,757,222 and 14,757,222 shares issued and outstanding, and $368,931 and $368,931 aggregate liquidation preference, respectively	355,551	355,551
Common stock, par value $0.001 per share, 200,000,000, and 200,000,000 shares authorized, respectively; 85,056,648 and 83,000,488 shares issued and outstanding, respectively(2)	85	83
Additional paid-in-capital	1,540,857	1,514,797
Retained earnings (accumulated deficit)	(363,034)	(353,360)
Total Stockholders' Equity	1,533,459	1,517,071
Non-controlling interests	19,697	18,541
Total Equity	1,553,156	1,535,612
TOTAL LIABILITIES AND EQUITY	$15,132,600	$15,315,930
SUPPLEMENTAL PER SHARE INFORMATION:
Book Value Per Common Share (3)	$13.69	$13.83
(1)Derived from audited financial statements as of December 31, 2023.
(2)Common shares issued and outstanding at March 31, 2024 include 2,103,725 shares of common stock issued under our ATM program and exclude 47,565 common shares repurchased during the quarter.
(3)Based on total stockholders' equity less the aggregate liquidation preference of our preferred stock outstanding.

Reconciliation of Net Income (Loss) to Adjusted Distributable Earnings
We calculate Adjusted Distributable Earnings as U.S. GAAP net income (loss) as adjusted for: (i) realized and unrealized gain (loss) on securities and loans, REO, mortgage servicing rights, financial derivatives (excluding periodic settlements on interest rate swaps), any borrowings carried at fair value, and foreign currency transactions; (ii) incentive fee to affiliate; (iii) Catch-up Amortization Adjustment (as defined below); (iv) non-cash equity compensation expense; (v) provision for income taxes; (vi) certain non-capitalized transaction costs; and (vii) other income or loss items that are of a non-recurring nature. For certain investments in unconsolidated entities, we include the relevant components of net operating income in Adjusted Distributable Earnings. The Catch-up Amortization Adjustment is a quarterly adjustment to premium amortization or discount accretion triggered by changes in actual and projected prepayments on our Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The adjustment is calculated as of the beginning of each quarter based on our then-current assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter. Non-capitalized transaction costs include expenses, generally professional fees, incurred in connection with the acquisition of an investment or issuance of long-term debt. For the contribution to Adjusted Distributable Earnings from Longbridge, we adjust Longbridge's contribution to our net income in a similar manner, but we include in Adjusted Distributable Earnings certain realized and unrealized gains (losses) from Longbridge's origination business ("gain-on-sale income").
Adjusted Distributable Earnings is a supplemental non-GAAP financial measure. We believe that the presentation of Adjusted Distributable Earnings provides information useful to investors, because: (i) we believe that it is a useful indicator of both current and projected long-term financial performance, in that it excludes the impact of certain current-period earnings components that we believe are less useful in forecasting long-term performance and dividend-paying ability; (ii) we use it to evaluate the effective net yield provided by our investment portfolio, after the effects of financial leverage and by Longbridge, to reflect the earnings from its reverse mortgage origination and servicing operations; and (iii) we believe that presenting Adjusted Distributable Earnings assists investors in measuring and evaluating our operating performance, and comparing our operating performance to that of our residential mortgage REIT and mortgage originator peers. Please note, however, that: (I) our calculation of Adjusted Distributable Earnings may differ from the calculation of similarly titled non-GAAP financial measures by our peers, with the result that these non-GAAP financial measures might not be directly comparable; and (II) Adjusted Distributable Earnings excludes certain items that may impact the amount of cash that is actually available for distribution.
In addition, because Adjusted Distributable Earnings is an incomplete measure of our financial results and differs from net income (loss) computed in accordance with U.S. GAAP, it should be considered supplementary to, and not as a substitute for, net income (loss) computed in accordance with U.S. GAAP.
Furthermore, Adjusted Distributable Earnings is different from REIT taxable income. As a result, the determination of whether we have met the requirement to distribute at least 90% of our annual REIT taxable income (subject to certain adjustments) to our stockholders, in order to maintain our qualification as a REIT, is not based on whether we distributed 90% of our Adjusted Distributable Earnings.
In setting our dividends, our Board of Directors considers our earnings, liquidity, financial condition, REIT distribution requirements, and financial covenants, along with other factors that the Board of Directors may deem relevant from time to time.

The following table reconciles, for the three-month periods ended March 31, 2024 and December 31, 2023, our Adjusted Distributable Earnings to the line on our Condensed Consolidated Statement of Operations entitled Net Income (Loss), which we believe is the most directly comparable U.S. GAAP measure:

	Three-Month Period Ended
	March 31, 2024				December 31, 2023
(In thousands, except per share amounts)	Investment Portfolio	Longbridge	Corporate/Other	Total	Investment Portfolio	Longbridge	Corporate/Other	Total
Net Income (Loss)	$43,200	$8,754	$(17,903)	$34,051	$27,862	$(3,362)	$(5,175)	$19,325
Income tax expense (benefit)	—	—	61	61	—	—	129	129
Net income (loss) before income tax expense (benefit)	43,200	8,754	(17,842)	34,112	27,862	(3,362)	(5,046)	19,454
Adjustments:
Realized (gains) losses, net(1)	29,254	—	1,620	30,874	22,001	—	(2,166)	19,835
Unrealized (gains) losses, net(2)	(25,945)	449	(106)	(25,602)	(7,904)	—	(6,210)	(14,114)
Unrealized (gains) losses on reverse MSRs, net of hedging (gains) losses(3)	—	(13,943)	—	(13,943)	—	3,178	—	3,178
Negative (positive) component of interest income represented by Catch-up Amortization Adjustment	1,297	—	—	1,297	(530)	—	—	(530)
Non-capitalized transaction costs and other expense adjustments(4)	923	4,068	500	5,491	105	731	5,019	5,855
Bargain purchase (gain) net of expenses related to the Arlington Merger(5)	—	—	—	—	—	—	(6,058)	(6,058)
(Earnings) losses from investments in unconsolidated entities	(2,226)	—	—	(2,226)	(2,547)	—	—	(2,547)
Adjusted distributable earnings from investments in unconsolidated entities(6)	816	—	—	816	429	—	—	429
Total Adjusted Distributable Earnings	$47,319	$(672)	$(15,828)	$30,819	$39,416	$547	$(14,461)	$25,502
Dividends on preferred stock	—	—	6,654	6,654	—	—	6,104	6,104
Adjusted Distributable Earnings attributable to non-controlling interests	216	(2)	225	439	280	2	211	493
Adjusted Distributable Earnings Attributable to Common Stockholders	$47,103	$(670)	$(22,707)	$23,726	$39,136	$545	$(20,776)	$18,905
Adjusted Distributable Earnings Attributable to Common Stockholders, per share	$0.56	$(0.01)	$(0.27)	$0.28	$0.55	$0.01	$(0.29)	$0.27
(1)Includes realized (gains) losses on securities and loans, REO, financial derivatives (excluding periodic settlements on interest rate swaps), and foreign currency transactions which are components of Other Income (Loss) on the Condensed Consolidated Statement of Operations.
(2)Includes unrealized (gains) losses on securities and loans, REO, financial derivatives (excluding periodic settlements on interest rate swaps), borrowings carried at fair value, MSR-related investments, and foreign currency transactions which are components of Other Income (Loss) on the Condensed Consolidated Statement of Operations.
(3)Represents net change in fair value of the HMBS MSR Equivalent and Reverse MSRs attributable to changes in market conditions and model assumptions. This adjustment also includes net (gains) losses on certain hedging instruments, which are components of realized and/or unrealized gains (losses) on financial derivatives, net on the Condensed Consolidated Statement of Operations.
(4)For the three-month period ended March 31, 2024, includes $3.1 million of debt issuance costs related to the securitization of reverse mortgage loans, $0.9 million of non-capitalized transaction costs, $0.6 million of merger and other business transition-related expenses, $0.3 million of non-cash equity compensation expense, and $0.6 million of various other expenses. For the three-month period ended December 31, 2023, includes $4.9 million of expenses related to our previously announced merger with Great Ajax Corp. which was terminated in October 2023, $0.4 million of non-capitalized transaction costs, $0.3 million of non-cash equity compensation expense, and $0.3 million of various other expenses.
(5)For the three-month period ended December 31, 2023, represents the reversal of the bargain purchase gain of $28.2 million net of the reversal of expenses related to the Arlington Merger of $22.1 million.
(6)Includes net interest income and operating expenses for certain investments in unconsolidated entities.